Exhibit 3.01
AMENDMENT NO. 1 TO
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NUSTAR GP HOLDINGS, LLC
November 3, 2017
This Amendment No. 1 (this “Amendment”) to the Second Amended and Restated Limited Liability Company Agreement of NuStar GP Holdings, LLC (the “Company”), dated as of July 19, 2006 (the “Agreement”) is hereby adopted effective as of November 3, 2017 by the Board of Directors. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Agreement. Each reference to “hereof,” ‘herein,” “hereby” and “this Agreement” in the Agreement shall, from and after the effective date of this Amendment, refer to the Agreement as amended by this Amendment.
WHEREAS, the Company is a Delaware limited liability company that was formed under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., and is currently governed by the Agreement;
WHEREAS, a Certificate of Amendment to the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on March 21, 2007, reflecting a change in the name of the Company to “NuStar GP Holdings, LLC”;
WHEREAS, Section 11.1(c)(iv) of the Agreement provides that the Board of Directors, without the approval of any Member, may amend any provision of the Agreement to reflect a change that the Board of Directors determines does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect (except as otherwise permitted by the Agreement); and
WHEREAS, acting pursuant to the power and authority granted to it under Section 11.1(c)(iv) of the Agreement, the Board of Directors has determined that the following amendments to the Agreement do not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect.
NOW THEREFORE, the Board of Directors does hereby amend the Agreement as follows:
Section 1. Amendment. The Agreement is hereby amended to change the name of the Company from “Valero GP Holdings, LLC” to “NuStar GP Holdings, LLC.” All references in the Agreement to “Valero GP Holdings, LLC” are hereby deleted and “NuStar GP Holdings, LLC” is hereby substituted in lieu thereof.
Section 2. Amendment. The Agreement is hereby amended to change the address of the Company from “One Valero Way, San Antonio, Texas 78249” to “19003 IH-10 West, San Antonio, Texas 78257.” All references in the Agreement to “One Valero Way, San Antonio, Texas 78249” are hereby deleted and “19003 IH-10 West, San Antonio, Texas 78257” is hereby substituted in lieu thereof.
Section 3. Amendment. Section 1.1 of the Agreement is hereby amended and restated as follows:
The definition of “Tax Matters Partner” shall be deleted in its entirety and replaced with the following:
“Tax Matters Partner” has the meaning assigned to such term in Section 9.3.

Section 4. Amendment. Section 9.3 of the Agreement is hereby amended and restated as follows:
“Section 9.3    Tax Controversies. Subject to the provisions hereof, the Board of Directors shall designate one Member as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015) and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) (the “Tax Matters Partner”). The Tax Matters Partner shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. In its capacity as “partnership representative,” the Tax Matters Partner shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Company and its Members with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings. Notice of or updates regarding tax controversies shall be deemed conclusively to have been given to or made by the Tax Matters Partner to the Members if the Company has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Company, whether or not such Member remains a Member in the Company at the time such information is made publicly available.”
Section 5. Ratification of Agreement. Except as expressly modified and amended herein, the Agreement shall remain unchanged and in full force and effect.
Section 6. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

NUSTAR GP HOLDINGS, LLC

By:	/s/ Bradley C. Barron
Name:	Bradley C. Barron
Title:	President and Chief Executive Officer